Exhibit 10.47
NAMED EXECUTIVE OFFICER COMPENSATION DETERMINATIONS
2007 Named Executive Officer Compensation Determinations

          The following is a description of certain compensation decisions made on January 25, 2007, by the Pepco Holdings, Inc. ("PHI") Board of Directors or the Compensation/Human Resources Committee thereof with respect to the compensation payable to the PHI of the PHI executive officers identified below, each of whom is an executive officer listed in the Summary Compensation Table included in PHI's proxy statement for its 2006 Annual Meeting (a "Named Executive Officer"). As to each Named Executive Officer, the decisions consisted of (i) the establishment of base salary for 2007, (ii) the establishment of the executive's 2007 annual bonus opportunity and (iii) the establishment of the executive's award opportunities for the period 2007-2009 pursuant to the Performance Stock Program and Restricted Stock Program under the Pepco Holdings, Inc. Long-Term Incentive Plan (the "LTIP").

				2007 Long-Term Incentive Plan Awards (2)
Name	Title	2007 Base Salary	Target 2007 Annual Bonus Opportunity as a Percentage of Base Salary (1)	Performance Stock Program Award Opportunity (# of shares) (3)		Restricted Stock Program Award (# of shares) (4)
Dennis R. Wraase	Chairman, President and Chief Executive Officer	$1,025,000	100%	Target Maximum	52,315 104,630	26,154
William T. Torgerson	Vice Chairman and General Counsel	$537,000	60%	Target Maximum	13,704 27,408	6,851
Thomas S. Shaw	Executive Vice President and Chief Operating Officer	$522,000	60%	Target Maximum	13,321 26,642	6,660
Joseph M. Rigby	Senior Vice President and Chief Financial Officer	$475,000	60%	Target Maximum	12,122 24,244	6,060
(1)

An executive can earn from 0 to 180% of this percentage of his base salary as a cash bonus depending on the extent to which the preestablished performance goals are achieved. See "Executive Incentive Compensation Plan" below for 2007 performance goals.

(2)

The market value of the PHI common stock, $.01 par value ("Common Stock") (determined based on the average of the high and low Common Stock price as traded on the New York Stock Exchange on December 29, 2006), representing the executive's combined (i) target award opportunity under the Performance Stock Program and (ii) share award under the Restricted Stock Program is equal to the following percentage of the executive's 2007 base salary: 200% for Mr. Wraase and 100% for Messrs. Torgerson, Shaw and Rigby.

(3)	See "Long-Term Incentive Plan Awards -- Performance Stock Program" below for a description of the Performance Stock Program.
(4)	See "Long-Term Incentive Plan Awards -- Restricted Stock Program" below for a description of the restricted stock awards.
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Executive Incentive Compensation Plan

          Each of the Named Executive Officers listed in the table above is a participant in the PHI Executive Incentive Compensation Plan. On January 25, 2007, the PHI Compensation/Human Resources Committee established as the performance goals to be used for the determinatioin of 2007 cash bonus awards for each Named Executive Officer (1) earnings relative to the corporate plan, (2) cash flow, (3) electric system reliability, (4) customer satisfaction, (5) diversity and (6) safety.

Long-Term Incentive Plan Awards

          On January 25, 2007, the Compensation/Human Resources Committee of the Board of Directors established award opportunities pursuant to the Performance Stock Program and made awards of restricted stock under the Restricted Stock Program under the LTIP. Participants in the LTIP are key executives of PHI and its subsidiaries selected by the Chairman of the Board of PHI and approved by the Compensation/Human Resources Committee, including each of PHI's executive officers.

Performance Stock Program

          The award opportunities established under the Performance Stock Program, which account for two-thirds of each participant's aggregate 2007 Long-Term Incentive Plan award opportunity, relate to performance over a three-year period beginning in 2007 and ending in 2009. Depending on the extent to which the preestablished performance criteria are satisfied, the participant can earn from 0 to 200% of the target award in the form of shares of Common Stock. The performance criteria consist of an earnings per share goal, which will account for 75% of the potential award, and cash flow per share goal, which will account for 25% of the potential award. If during the course of the three-year performance period, a significant event occurs, as determined in the discretion of the Compensation/Human Resources Committee, which the Committee expects to have a substantial effect on total shareholder performance during the period, the Committee may revise such measures. The target award opportunity and maximum award opportunity (representing 200% of the target award opportunity) of each of the Named Executive Officers are shown in the table above.

Restricted Stock Program

          Under the Restricted Stock Program, each Named Executive Officer has received a grant of shares of restricted stock, which accounts for one-third of the executive's aggregate 2007 Long-Term Incentive Plan award opportunity. The shares of restricted stock are subject to forfeiture if the employment of the executive terminates before January 25, 2010, except that in the even of death, disability or retirement, the award is prorated to the date of termination. During the vesting period, the executive has all rights of ownership with respect to the shares, including the right to vote the shares and the right to receive dividends on the shares, which dividends the executive will be entitled to retain whether or not the shares vest.

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